Exhibit 1.1

                                                                     EXECUTION

                    STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-4A



                                TERMS AGREEMENT

                                                     Dated:     March 27, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of March 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-4A.

Terms of the Series 2001-4A Certificates: Structured Asset Securities Corporation, Series 2001-4A Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class A5, Class A6, Class A7, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-35026.

Certificate Ratings:  It is a condition of Closing that at the Closing
Date the Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7 and Class R Certificates be rated "AAA" by Standard & Poor's Rating Services ("S&P") and Fitch, Inc. ("Fitch") and rated "Aaa" by Moody's Investors Service, Inc., ("Moody's" and collectively with S&P and Fitch, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and Fitch and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by S&P and Fitch and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by S&P and Fitch and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  March 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about March 30, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                        LEHMAN BROTHERS INC.



                                        By:/s/ Stanley Labanowski

                                           --------------------------------
                                             Name:  Stanley Labanowski
                                             Title:    Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION

By:  /s/ Ellen V. Kiernan

   ---------------------------------
     Name:  Ellen V. Kiernan
     Title:    Vice President

                                  Schedule 1

                     Initial Certificate
                          Principal            Certificate      Purchase Price
       Class              Amount(1)           Interest Rate       Percentage
       -----              ------              -------------       ----------
     A1(2)                $40,000,000           5.75%(3)              100%
     A2(2)                248,910,000           5.50%(3)              100%
     A3(2)                200,000,000           6.25%(3)              100%
     A5(2)                    489,732           0.00%(4)              100%
     A6                           (5)             6.25%               100%
     A7                           (5)             6.25%               100%
     B1                     7,682,000           6.25%(6)              100%
     B2                     4,363,000           6.25%(6)              100%
     B3                     2,560,000           6.25%(6)              100%
     R(2)                         100           6.25%(6)              100%

------------

(1) These balances are approximate, as described in the prospectus supplement.

(2) The Class A1, A2, A3 and A5 Certificates will be subject to a Mandatory Purchase on the Distribution Date in March 2005, as described in the prospectus supplement.

(3) The Class A1, A2, A3 and R Certificates will accrue interest based on the interest rate, as specified above, until the end of the Accrual Period in March 2005. Beginning with the Accrual Period in April 2005, the Class A1, A2, A3 and R Certificates will accrue interest at the Net WAC of the mortgage loans, as described in the prospectus supplement.

(4) The Class A5 Certificates will initially be principal only certificates and will not be entitled to payments of interest on or prior to the Distribution Date in April 2005. Beginning with the Accrual Period in April 2005, the Class A5 Certificates will accrue interest at the Net WAC of the mortgage loans, as described in the prospectus supplement.

(5) The Class A6 and A7 Certificates will be interest only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement. After the Distribution Date in April 2005, the Class A6 and A7 Certificates will no longer be entitled to receive distributions of any kind.

(6) The Class B1, B2 and B3 Certificates will accrue interest based on an interest rate of 6.25% per annum, until the end of the Accrual Period in March 2005. Beginning with the Accrual Period in April 2005, the Class B1, B2 and B3 Certificates will accrue interest at the Net WAC of the mortgage loans, as described in the prospectus supplement.